Exhibit 10.1
EXECUTIVE EMPLOYMENT AGREEMENT
     THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the 31st day of May 2008 (the “Effective Date”), by and between Ameristar Casinos, Inc., a Nevada corporation, with its principal offices located at 3773 Howard Hughes Parkway, Suite 490S, Las Vegas, Nevada 89169 (the “Company”), and Ray H. Neilsen (the “Executive”).
RECITALS
     WHEREAS, the Company conducts a business in the gaming industry, including the operation of casinos, hotels, restaurants and other similar amenities, and the Executive has substantial expertise and experience in all aspects of the gaming industry; and
     WHEREAS, the Executive has been employed on an at-will basis by the Company as Senior Vice President since January 1, 2007, and has been employed by the Company or its subsidiaries in various management positions since 1991; and
     WHEREAS, the Company desires to continue to employ the Executive pursuant to the terms and conditions of this Agreement, and the Executive has agreed to continue to be employed by the Company on the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the Company and the Executive (each individually a “Party” and together the “Parties”) agree as follows:
TERMS AND CONDITIONS
     1. DEFINITIONS. In addition to certain terms defined elsewhere in this Agreement, the following terms shall have the following respective meanings:
     1.1 “Affiliate” shall mean any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning ten percent (10%) or more of the voting securities of another Person shall be deemed to control that Person.
     1.2 “Base Salary” shall mean the salary provided for in Section 3.1 of this Agreement.
     1.3 “Board” shall mean the Board of Directors of the Company.

     1.4 “Cause” shall mean that the Executive:
     (a) has been formally charged with or convicted of a felony or any crime involving fraud, theft, embezzlement, dishonesty or moral turpitude;
     (b) has participated in fraud, embezzlement or other act of dishonesty involving the Company;
     (c) has been found unsuitable to hold a gaming license or has failed in a timely manner to seek or obtain any finding of suitability or other approval by any gaming regulatory authority whose license, finding of suitability or other approval is legally required as a condition of the Executive’s performance of his duties and responsibilities under this Agreement;
     (d) has failed to fulfill or maintain all suitability and character requirements for continued employment by the Company as from time to time may be imposed pursuant to the Company’s Gaming Compliance Program, written Company policies or gaming laws, regulations or orders applicable to the Company or one of its Affiliates;
     (e) in carrying out his duties under this Agreement, has engaged in acts or omissions constituting gross negligence or willful misconduct resulting in, or which, in the good faith opinion of the Board could be expected to result in, substantial economic harm to the Company;
     (f) has failed for any reason, within ten (10) days of receipt by the Executive of written notice thereof from the Company, to correct, cease or alter any action or omission that (i) in the good faith opinion of the Board does or may materially and adversely affect its business or operations, (ii) violates or does not conform with the Company’s policies, standards or regulations or (iii) constitutes a material breach of this Agreement;
     (g) has through willful or grossly negligent conduct disclosed any Confidential Information without authorization except as otherwise permitted by this Agreement, any other agreement between the Parties or any Company policy in effect at the time of disclosure; or
     (h) has failed for any reason, within ten (10) days of receipt by the Executive of written notice thereof from the Company, to correct, cease or alter any action or omission by which the Executive has breached his or her duty of loyalty to the Company.
The Company shall have the burden of proving Cause in any dispute or proceeding between the Company and the Executive.

     1.5 “Change in Control Severance Plan” shall mean the Ameristar Casinos, Inc. Change in Control Severance Plan, as in effect on the date of this Agreement and as it may be amended from time to time. The terms and conditions of such Plan shall be substantially similar during the Executive’s employment under this Agreement as terms and conditions of comparable deferred compensation arrangements for other senior executive officers of the Company in effect from time to time.
     1.6 “Code” shall mean the Internal Revenue Code of 1986, as amended, or any succeeding provisions of law.
     1.7 “Company Property” shall mean all items and materials provided by the Company to the Executive, or to which the Executive has access, in the course of his employment, including, without limitation, all Confidential Information and all other files, records, documents, drawings, specifications, memoranda, notes, reports, studies, manuals, equipment, keys, computer disks, videotapes, blueprints and other documents and similar items relating to the Company, its Affiliates or their respective customers, whether prepared by the Executive or others, and any and all copies, abstracts and summaries thereof.
     1.8 “Compensation Committee” shall mean the Compensation Committee of the Board or Persons performing similar functions.
     1.9 “Competing Business” shall mean any Person engaged in the casino gaming industry directly or through an Affiliate or subsidiary.
     1.10 “Confidential Information” shall mean all Confidential Information as defined in the Company’s Confidentiality and Non-Disclosure Policy as in effect from time to time, the current version of which has been executed by the Executive.
     1.11 “Deferred Compensation Plan” shall mean the Company’s Deferred Compensation Plan, as in effect on the date of this Agreement and as it may be amended from time to time. The terms and conditions of such Plan shall be substantially similar during the Executive’s employment under this Agreement as terms and conditions of comparable deferred compensation arrangements for other senior executive officers of the Company in effect from time to time.
     1.12 “Disability” shall mean a physical or mental incapacity that prevents the Executive from performing, with reasonable accommodation if necessary, the essential functions of his position with the Company for a period of ninety (90) consecutive days as determined: (a) in accordance with any long-term disability plan provided by the Company of which the Executive is a participant; or (b) by a licensed healthcare professional selected by the Company, in its sole discretion, to determine whether a Disability exists, to whom the Executive hereby agrees to submit to medical examinations. In addition, the Executive may submit to the Company documentation of a Disability, or lack thereof, from a licensed healthcare professional of his choice.

Following a determination of a Disability or lack of Disability by the Company’s or the Executive’s licensed healthcare professional, the other Party may submit subsequent documentation relating to the existence of a Disability from a licensed healthcare professional selected by such other Party. In the event that the medical opinions of such licensed healthcare professionals conflict, such licensed healthcare professionals shall appoint a third licensed healthcare professional to examine the Executive, and the opinion of such third licensed healthcare professional shall be dispositive.
     1.13 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
     1.14 “Good Reason” as used in this Agreement shall mean and exist if, without the Executive’s prior written consent, one or more of the following events occurs and the Company fails for any reason, within fifteen (15) days of receipt by the Company of written notice thereof from the Executive, to correct, cease or alter any action or omission causing any such event(s):
     (a) the Executive is assigned any significant duties or responsibilities that are inconsistent with the scope of duties and responsibilities associated with the Executive’s position as described in Section 2.3, including without limitation the requirement that the Executive report to any person other than the Board ;
     (b) the Executive is required to relocate from, or maintain his principal office outside of, a twenty-five (25) mile radius of his principal office location as of the date of this Agreement;
     (c) the Executive’s Base Salary is decreased by the Company;
     (d) during the first twelve (12) months following a Change in Control (as defined in the Change in Control Severance Plan), the failure of the Company to award the Executive an annual bonus equal to at least seventy-five percent (75%) of the average amount of the annualized bonus paid to the Executive for the last two (2) full years;
     (e) the Executive is excluded from participation in any employee benefit or short-term incentive plan or program or his benefits under such plans or programs are materially reduced in violation of Section 4.1 or any other provision of this Agreement;
     (f) the Company fails to pay the Executive any deferred payments that have become payable under the Deferred Compensation Plan;
     (g) the Company fails to reimburse the Executive for business expenses properly incurred in accordance with the Company’s policies, procedures or practices;

     (h) the Company fails to obtain a written agreement from any assignee of the Company to assume the Company’s obligations under this Agreement and the Indemnification Agreement upon an assignment of this Agreement in a sale of assets constituting a Change in Control;
     (i) a material breach by the Company of its obligations under this Agreement, the Indemnification Agreement or any written plan documents or agreements of the Company defining equity award rights or employee benefit plan rights of the Executive.
If the Company disputes the existence of Good Reason, the Company shall have the burden of proving the absence of Good Reason.
     1.15 “Indemnification Agreement” shall mean that certain Indemnification Agreement currently in effect by and between the Company and the Executive.
     1.16 “Person” shall mean any individual, firm, partnership, association, trust, company, corporation, limited liability company or other entity.
     1.17 “Restricted Area” shall mean the areas within a fifty (50) mile radius of any location at which the Company or one of its Affiliates operates a casino, or has publicly announced in good faith an intention to operate a casino, on the date of termination or expiration of the Executive’s employment; provided, however, that (i) if the Company or one of its Affiliates operates a casino, or has publicly announced in good faith an intention to operate a casino, in the Las Vegas Strip and/or Las Vegas Downtown market areas but not in the Las Vegas Locals market area, then the Restricted Area in respect of such casino or casinos shall be applicable only to Las Vegas Strip and Las Vegas Downtown market area casinos, and (ii) if the Company or one of its Affiliates operates a casino, or has publicly announced in good faith an intention to operate a casino, in the Las Vegas Locals market area but not in the Las Vegas Strip and/or Las Vegas Downtown market areas, then the Restricted Area in respect of such casino or casinos shall be applicable only to Las Vegas Locals market area casinos.
     1.18 “Restriction Period” shall mean the period ending twelve (12) months after the termination or expiration of the Term of Employment, regardless of the reason for such termination or expiration.
     1.19 “Term of Employment” shall mean the period specified in Section 2.2.
     2. TERM OF EMPLOYMENT, POSITION AND RESPONSIBILITIES.
     2.1 Employment Continued. The Company hereby continues the employment of the Executive, and the Executive hereby accepts continued employment with the Company, for the Term of Employment, in the position and with the duties and responsibilities set forth in Section 2.3, and upon such other terms and subject to such other conditions as are stated in this Agreement.

     2.2 Term of Employment. Unless earlier terminated pursuant to the provisions of this Agreement, the initial Term of Employment shall terminate at the close of business on May 30, 2009; provided, however, that the initial Term of Employment shall thereafter automatically be extended for successive one-year terms, unless either Party gives written notice of termination in accordance with Section 12 not less than ninety (90) days prior to the expiration of the then current Term of Employment. In the event that such notice is given, the Executive’s employment shall terminate at the close of business on the last day of the then current Term of Employment and in that event that date shall be the Executive’s last day of employment.
     2.3 Title and Responsibilities.
     (a) During the Term of Employment, the Executive shall be employed as Chairman of the Board of Directors of the Company and will perform such other duties and services as, from time to time, are reasonably required by the Board. The Executive shall have such responsibilities as the Board may direct from time to time. The Executive shall be elected by the Board as a corporate executive officer of the Company at all times during the Term of Employment. The Executive will report directly to the Board. During the Term of Employment, the Company will not reduce the title or responsibilities of the Executive in any material respect.
     (b) During the Term of Employment, the Executive shall devote substantially all of his business time and attention to the business and affairs of the Company and its subsidiaries and Affiliates and shall use his best efforts, skills and abilities to promote the Company’s interests. Notwithstanding the foregoing, the Executive shall not be precluded from engaging in charitable and community affairs (including, but not limited to the Executive’s continued service as co-trustee and a member of the board of directors of The Craig H. Neilsen Foundation) and managing his personal investments, as long as such activities do not materially detract from the Executive’s performance of his duties under this Agreement. The Executive may serve as a member of the board of directors (or the equivalent) of corporations and other entities, subject to the approval of the Board.
     3. COMPENSATION.
     3.1 Base Salary. During the Term of Employment and effective as of the Effective Date, the Executive shall be entitled to receive a base salary (the “Base Salary”), payable in monthly or more frequent installments as shall be established by the Company as its normal payroll practice from time to time or as required by applicable law, at an annualized rate of no less than Five Hundred and Seventy-Five Thousand Dollars ($575,000), subject to reduction for any and all applicable federal, state and local withholding, social security and unemployment taxes. Such Base Salary shall be reviewed annually as of January 1, beginning January 1, 2009, for possible increase (but not decrease), in the discretion of the Compensation Committee. In conducting any such annual review, the Compensation Committee shall consider any change in the Executive’s responsibilities, the performance of the Executive, the financial performance of the Company and other factors deemed pertinent by the Compensation Committee. Such increased Base Salary shall then constitute the Executive’s “Base Salary” for purposes of this Agreement.
     3.2 Annual Bonus.
     (a) General. The Executive will be eligible to receive a discretionary bonus for each fiscal year of the Company, beginning with the year ending December 31, 2008, at a target level of one hundred percent (100%) of the Executive’s weighted average Base Salary for such fiscal year (“Annual Bonus”). The actual Annual Bonus awarded will range from zero to two hundred percent (200%) of the Executive’s weighted average Base Salary and will depend upon the Company’s financial performance (including, with respect to the Annual Bonus for the year ending December 31, 2008, Company performance over the entire year), the Executive’s merit performance and such other factors as the Compensation Committee may determine.
     (b) Supplemental 2008 Annual Bonus. In addition to the annual bonus for the year ending December 31, 2008 to which the Executive is currently entitled under the terms of the Company’s Performance-Based Annual Bonus Plan, the Executive shall be entitled to an additional discretionary bonus for the year ending December 31, 2008 in an amount such that, when combined with the annual bonus, if any, the Executive earns under the terms of the Company’s Performance-Based Annual Bonus Plan as in existence prior to the Effective Date, the Executive’s total bonus payments for such year equal the amount the Executive would have received under the Company’s Performance-Based Annual Bonus Plan for the year had the Executive’s target annual bonus at the beginning of the year equaled 100% of his weighted average Base Salary for the year.
     3.3 Deferred Compensation. The Executive shall be eligible to participate in the Company’s Deferred Compensation Plan pursuant to the terms of that plan.
     3.4 Equity Compensation. The Executive will be granted a number of non-qualified stock options and restricted stock units during the Company’s next annual equity compensation award cycle. The number of shares subject to these awards will be determined pursuant to the Company’s equity compensation award program; provided, however, that the Executive’s equity award allocation for such grant cycle shall be based upon 200% of the Executive’s then-current Base Salary and shall reflect an “A” performance grade. If approved by the Compensation Committee, these options and restricted stock units will be made subject to the Company’s standard terms and conditions for senior executives and be evidenced by separate award agreements, the terms of which will exclusively govern the awards. In addition to the above-described equity awards, commencing in 2009, the Executive will be eligible to receive annual equity awards based on his position, salary level, performance bonus grade and other factors in accordance with and subject to the terms of the Company’s equity compensation program as in effect from time to time.
     3.5 Change in Control Severance Plan. The Executive shall be eligible to participate in the Change in Control Severance Plan as in effect from time to time.
     4. EMPLOYEE BENEFIT PROGRAMS.
     4.1 Pension and Welfare Benefit Plans. In addition to the benefits provided for in Sections 3.3, 3.4 and 3.5, during the Term of Employment, the Executive shall be entitled to participate in all employee benefit plans and programs made available to similarly situated senior management personnel of the Company generally, as such programs may be in effect from time to time, including, without limitation, pension and other retirement plans, profit sharing plans, group life insurance, group health insurance, group health supplemental insurance coverage through the Company’s Exec-U-Care Medical Plan or a substitute plan, accidental death and dismemberment insurance, long-term disability, sick leave (including salary continuation arrangements), vacations, paid time off, holidays, severance and change in control plans and programs and other employee benefit programs as such plans and programs are exclusively described in written plan and program documents, subject to the eligibility criteria, rules, plan provisions and regulations applicable to such plans and programs and to the provisions of ERISA and the Code. The Executive shall be eligible for primary and supplemental group health insurance beginning on his or her first day of employment. Nothing contained herein shall be construed as negating or limiting the ability of the Company to amend, modify or terminate any employee benefit programs or plans, in its sole discretion. The Executive’s wage income subject to income taxation will include certain imputed amounts in respect of the life insurance benefits and primary group health plan benefits provided by the Company without cost to the Executive, but the Executive will not be required to contribute to the cost of these programs except as set forth in the last sentence of this Section. The amount of imputed income in respect of the primary group health plan benefits will be measured by the premium contribution that otherwise would be due from the Executive under the provisions of the plan but for the Company’s waiver of the Executive’s contribution requirements. The Executive will be responsible for making payment through payroll deduction of premiums for group long-term disability coverage if the Executive elects to enroll for such coverage; provided, however, that in such event, the gross amount of each payroll installment received by the Executive will be increased by an amount equal to any long-term disability premium deducted from such installment.
     4.2 Responsibility for Tax Liabilities. Except as may otherwise be expressly provided in this Agreement, the Company shall not be responsible in any way for any income or other tax liabilities of the Executive due in connection with the receipt by the Executive of any compensation, benefits or perquisites from the Company.

     5. BUSINESS EXPENSE REIMBURSEMENT AND PERQUISITES.
     5.1 Expense Reimbursement. During the Term of Employment, the Executive shall be entitled to receive reimbursement by the Company for all reasonable out-of-pocket expenses incurred by him in performing services under this Agreement, including any relocation expenses in accordance with Company policies, subject to providing the proper documentation of such expenses and to Company policies in effect from time to time with respect thereto.
     5.2 Perquisites. During the Term of Employment, the Executive shall also be entitled, in accordance with Company policies in effect from time to time, to the following perquisites:
     (a) hotel, food and beverage complimentary privileges for business and personal use at the properties operated by the Company’s subsidiaries; and
     (b) complimentary use of the Company’s condominiums in Sun Valley, Idaho, for so long as the Company leases such condominiums.
     6. TERMINATION OF EMPLOYMENT.
     6.1 Termination Due to Death or Disability. The Executive’s employment shall be terminated immediately in the event of his or her death or Disability; provided, however, that no termination on account of the Executive’s Disability will occur to the extent that the Executive’s Disability is protected by the provisions of applicable federal, state or local law. In the event of a termination due to the Executive’s death or Disability, the Executive or his or her beneficiary designated pursuant to Section 14, or if none, his or her estate, as the case may be, shall be entitled, in consideration of the Executive’s obligations under Section 8 and in lieu of any other compensation whatsoever, to:
     (a) earned but unpaid Base Salary at the time of his or her death or Disability;
     (b) any Annual Bonus earned pursuant to Section 3.2, in respect of employment during the entire calendar year preceding the calendar year in which death or Disability occurs, but not yet paid;
     (c) reimbursement for expenses incurred but not paid prior to such termination of employment pursuant to Section 5.1;
     (d) an amount equal to any accrued but unused vacation or other paid time off as of the termination of employment;
     (e) such rights to other benefits as may be provided in applicable written plan documents and agreements of the Company, including, without limitation, documents and agreements defining equity award rights and applicable employee benefit plans and programs, according to the terms and conditions of such documents and agreements; and
     (f) any and all amounts owed by the Company under Sections 6.1(a), 6.1(b), 6.1(c) and 6.1(d) shall be paid by the Company within fifteen (15) days of the date of termination of employment. Any and all amounts owed by the Company under Section 6.1(e) shall be paid at the later of sixty (60) days following the date of termination or the date(s) specified under the applicable written plan documents or agreements.
     6.2 Termination by the Company for Cause. The Company may terminate the Executive’s employment for Cause at any time during the Term of Employment by giving written notice to the Executive that the Company intends to terminate his or her employment for Cause. In the event of a termination for Cause, the Executive shall be entitled, in consideration of the Executive’s obligations under Section 8 and in lieu of any other compensation whatsoever, to:
     (a) earned but unpaid Base Salary through the date of termination of employment;
     (b) any Annual Bonus earned pursuant to Section 3.2, in respect of employment during the entire calendar year preceding the calendar year in which termination occurs, but not yet paid;
     (c) reimbursement for expenses incurred but not paid prior to such termination of employment pursuant to Section 5.1;
     (d) an amount equal to any accrued but unused vacation or other paid time off as of the termination of employment;
     (e) such rights to other benefits as may be provided in applicable written plan documents and agreements of the Company, including, without limitation, documents and agreements defining equity award rights and applicable employee benefit plans and programs, according to the terms and conditions of such documents and agreements; and
     (f) any and all amounts owed by the Company under Sections 6.2(a), 6.2(b), 6.2(c) and 6.2(d) shall be paid by the Company within fifteen (15) days of the date of termination of employment. Any and all amounts owed by the Company under Section 6.2(e) shall be paid at the later of sixty (60) days following the date of termination or the date(s) specified under the applicable written plan documents or agreements.

No termination for Cause and nothing in this Agreement shall waive or be deemed to waive any rights or claims or remedies as may be available to the Company arising out of the facts giving rise to such termination for Cause.
     6.3 Termination by the Executive Without Good Reason. The Executive may terminate his or her employment without Good Reason on his or her own initiative for any reason or no reason upon thirty (30) days’ prior written notice to the Company. Such termination shall have the same consequences as a termination by the Company for Cause under Section 6.2.
     6.4 Termination by the Executive for Good Reason. Notwithstanding any other provision of this Agreement, the Executive may terminate his employment hereunder at any time during the Term of Employment for Good Reason by giving thirty (30) days’ prior written notice to the Company that the Executive intends to terminate his employment for Good Reason and setting forth the basis of the Good Reason with reasonable specificity. In the event of a termination by the Executive for Good Reason, the Executive shall be entitled, in consideration of the Executive’s obligations under Section 8 and in lieu of any other compensation and benefits whatsoever, to:
     (a) an amount equal to two (2) times the Executive’s annual Base Salary at the rate in effect at the time of his termination, which shall be paid out in equal installments over twenty-four (24) months from the date of termination at the same frequency as the Company’s regular payroll payments;
     (b) earned but unpaid Base Salary through the date of termination of employment;
     (c) any Annual Bonus earned pursuant to Section 3.2, in respect of employment during the entire calendar year preceding the calendar year in which termination occurs, but not yet paid;
     (d) reimbursement for expenses incurred but not paid prior to such termination of employment pursuant to Section 5.1;
     (e) an amount equal to any accrued but unused vacation or other paid time off as of the termination of employment;
     (f) such rights to other benefits as may be provided in applicable written plan documents and agreements of the Company, including, without limitation, documents and agreements defining equity award rights and applicable employee benefit plans and programs, according to the terms and conditions of such documents and agreements;
     (g) continuation of the Company’s group health insurance (including Exec-U-Care or substitute benefits) for the Executive and his eligible dependents,

at the Company’s expense, for eighteen (18) months after the termination of employment or, at the Company’s option, payment to the Executive of the economic equivalent thereof, which shall constitute the provision of COBRA benefits to the Executive; and
     (h) any and all amounts owed by the Company under Sections 6.4(b), 6.4(c), 6.4(d) and 6.4(e) shall be paid by the Company within fifteen (15) days of the date of termination of employment. Any and all amounts owed by the Company under Sections 6.4(f) and 6.4(g) shall be paid at the later of sixty (60) days following the date of termination or the date(s) specified in the applicable written plan documents or agreements.
     6.5 Termination by the Company Without Cause. Notwithstanding any other provision of this Agreement, the Company may terminate the Executive’s employment without Cause, other than due to death or Disability, at any time during the Term of Employment by giving written notice to the Executive that the Company intends to terminate his employment without Cause. In the event that the Company terminates the Executive’s employment without Cause, the Executive shall be entitled, in consideration of the Executive’s obligations under Section 8 and in lieu of any other compensation and benefits whatsoever, to:
     (a) an amount equal to two (2) times the Executive’s annual Base Salary at the rate in effect at the time of his termination, which shall be paid out in equal installments over twenty-four (24) months from the date of termination at the same frequency as the Company’s regular payroll payments;
     (b) earned but unpaid Base Salary through the date of termination of employment;
     (c) any Annual Bonus earned pursuant to Section 3.2, in respect of employment during the entire calendar year preceding the calendar year in which termination occurs, but not yet paid;
     (d) reimbursement for expenses incurred but not paid prior to such termination of employment pursuant to Section 5.1;
     (e) an amount equal to any accrued but unused vacation or other paid time off as of the termination of employment;
     (f) such rights to other benefits as may be provided in applicable written plan documents and agreements of the Company, including, without limitation, documents and agreements defining equity award rights and applicable employee benefit plan documents, according to the terms and conditions of such documents and agreements;

     (g) continuation of the Company’s group health insurance (including Exec-U-Care or substitute benefits) for the Executive and his eligible dependents, at the Company’s expense, for eighteen (18) months after the termination of employment or, at the Company’s option, payment to the Executive of the economic equivalent thereof, which shall constitute the provision of COBRA benefits to the Executive; and
     (h) any and all amounts owed by the Company under Sections 6.5(b), 6.5(c), 6.5(d) and 6.5(e) shall be paid by the Company within fifteen (15) days of the date of termination of employment. Any and all amounts owed by the Company under Sections 6.5(f) and 6.5(g) shall be paid at the later of sixty (60) days following the date of termination or the date(s) specified in the applicable written plan documents or agreements.
     6.6 Termination Due to Expiration of the Term of Employment. If either Party elects not to extend the initial Term of Employment or any successive Term of Employment, the Executive shall not be entitled to any additional compensation after the expiration thereof except as may be expressly provided for herein, but such termination of employment shall not otherwise affect accrued but unpaid compensation or benefits provided under this Agreement or pursuant to any Company plan or program. Notwithstanding the foregoing, if the Company elects not to extend the initial Term of Employment or any successive Term of Employment, such election shall have the same consequences as a termination of the Executive’s employment without Cause, effective as of the last day of the then current Term of Employment, unless the Executive’s employment is otherwise terminated prior to the last day of the then current Term of Employment, in which case the consequences of such termination of employment shall be dependent upon the basis for such termination of employment as provided in this Agreement.
     7. CONDITIONS TO PAYMENTS UPON TERMINATION.
     7.1 Timing of Payments. Unless otherwise provided herein, any payments to which the Executive shall be entitled under Section 6 shall be payable upon the satisfaction of the conditions set forth in this Agreement.
     7.2 No Mitigation; No Offset. In the event of any termination of the Executive’s employment under Section 6, the Executive shall be under no obligation to seek other employment, and there shall not be offset against amounts due to the Executive any remuneration attributable to any subsequent employment that the Executive may obtain. Notwithstanding any contrary provision contained herein, in the event of any termination of employment of the Executive, the exclusive remedies available to the Executive shall be the amounts due under Section 6, which are in the nature of liquidated damages, and are not in the nature of a penalty. The provisions of this Section 7.2 shall survive the expiration or earlier termination of this Agreement.

     7.3 Compliance with the Agreement. No payments or benefits payable to the Executive upon the termination of his employment pursuant to Section 6 shall be made to the Executive if he fails to comply with all of the terms and conditions of this Agreement, including, without limitation, Sections 8 and 9.
     7.4 Payments upon Termination Conditioned on Release of Claims. Any payments to the Executive under Section 6 shall be subject to the condition that the Executive accepts and executes, without subsequent revocation, a release of claims substantially in the form attached hereto as Exhibit A.
     7.5 Continuing Obligations of the Executive. No act or omission by the Executive in breach of this Agreement shall be deemed to permit the Executive to forego or waive such payments in order to avoid his obligations under Section 8 or 9.
     8. COVENANT NOT TO ENGAGE IN CERTAIN ACTS.
     8.1 General. The Parties understand and agree that the purpose of the restrictions contained in this Section 8 is to protect the goodwill and other legitimate business interests of the Company, and that the Company would not have entered into this Agreement in the absence of such restrictions. The Executive acknowledges and agrees that the restrictions are reasonable and do not, and will not, unduly impair his ability to make a living after the termination of his employment with the Company. The provisions of this Section 8 shall survive the expiration or sooner termination of this Agreement.
     8.2 Non-Assistance; Non-Diversion. In consideration for this Agreement to employ the Executive and the other valuable consideration provided hereunder, the Executive agrees and covenants that during the Term of Employment and during the Restriction Period, and except when acting on behalf of the Company or on behalf of any Affiliate of the Company, the Executive shall not, directly or indirectly, for himself or any third party, or alone or as a member of a partnership or limited liability company, or as an officer, director, shareholder, member or otherwise, engage in the following acts:
     (a) divert or attempt to divert any existing business of the Company or any Affiliate of the Company;
     (b) accept any position or affiliation or assignment with, or render any services (whether as an independent contractor or employee) on behalf of, any Competing Business within the Restricted Area;
     (c) accept any position or affiliation or assignment or render any services (whether as an independent contractor or employee) within the corporate, divisional or regional headquarters or corporate, divisional or regional management group of any Competing Business whose operations and properties include one or more casinos within the Restricted Area; or

     (d) hire or retain any employee of the Company or any Affiliate of the Company to provide services for any other Person, or induce, solicit, attempt to solicit, encourage, divert, cause or attempt to cause any employee or prospective employee of the Company or any Affiliate of the Company to (i) terminate or leave such employment or (ii) accept employment with anyone other than the Company or an Affiliate of the Company.
     8.3 Cessation/Reimbursement of Payments. If the Executive violates any provision of this Section 8, the Company may, upon giving written notice to the Executive, immediately cease all payments and benefits that it may be providing to the Executive pursuant to Section 3, Section 4, and Section 6, and the Executive shall be required to reimburse the Company for any payments received from, and the cash value of any benefits provided by, the Company between the first day of the violation and the date such notice is given; provided, however, that the foregoing shall be in addition to such other remedies as may be available to the Company and shall not be deemed to permit the Executive to forego or waive such payments in order to avoid his obligations under this Section 8; and provided, further, that any release of claims by the Executive pursuant to Section 7.4 shall continue in effect.
     8.4 Survival. The Executive agrees that the provisions of this Section 8 shall survive the termination of this Agreement and the termination of the Executive’s employment.
     9. CONFIDENTIAL INFORMATION AND COMPANY PROPERTY.
     9.1 Confidential Information. The Executive understands and acknowledges that Confidential Information constitutes a valuable asset of the Company and its Affiliates and may not be converted to the Executive’s own or any third party’s use. Accordingly, the Executive hereby agrees to comply with the terms of the Company’s Confidentiality and Non-Disclosure Policy as in effect from time to time, the current version of which has been executed by the Executive.
     9.2 Company Property. All Company Property is and shall remain exclusively the property of the Company. Unless authorized in writing to the contrary, the Executive shall promptly, and without charge, deliver to the Company on the termination of employment hereunder, or at any other time the Company may so request, all Company Property that the Executive may then possess or have under control.
     9.3 Prohibition on Insider Trading; Communications with the Investment Community. The Executive hereby agrees to comply with and be bound by the Company’s Insider Trading Policy and Guidelines for Public Disclosures and Communications with the Investment Community, each as in effect from time to time, the current versions of which have been executed by the Executive.

     9.4 Survival. The Executive agrees that the provisions of this Section 9 shall survive the termination of this Agreement and the termination of the Executive’s employment.
     10. MUTUAL ARBITRATION AGREEMENT.
     10.1 Arbitrable Claims. All disputes between the Executive (and his attorneys, successors, and assigns) and the Company (and its trustees, beneficiaries, officers, directors, members, managers, Affiliates, employees, agents, successors, attorneys, and assigns) relating in any manner whatsoever to the employment of or termination of employment of the Executive, including, without limitation, all disputes arising under this Agreement (“Arbitrable Claims”), shall be resolved by binding arbitration as set forth in this Section 10, except for claims set forth in Section 10.4 (the “Mutual Arbitration Agreement”). Arbitrable Claims shall include, but are not limited to: claims brought under Title VII of the Civil Rights Acts of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967 (including the Older Workers Benefit Protection Act), the Americans with Disabilities Act, the Fair Labor Standards Act, the Equal Pay Act, the Family and Medical Leave Act, ERISA, the Nevada Fair Employment Practices Act (NRS 613.010 et seq.), any state statutory wage claim under Chapter 608 of the Nevada Revised Statutes, or any other applicable federal, state or local labor or fair employment law, all as amended from time to time; claims for compensation; claims for breach of any contract or covenant (express or implied); tort claims of all kinds; and all claims based on any federal, state, or local law, statute or regulation. Arbitration shall be final and binding upon the Parties and shall be the exclusive remedy for all Arbitrable Claims. THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JUDGE OR JURY IN REGARD TO ARBITRABLE CLAIMS, EXCEPT AS PROVIDED BY SECTION 10.4.
     10.2 Procedure. Arbitration of Arbitrable Claims shall be in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, as amended, and as augmented in this Agreement. Either Party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Otherwise, neither Party shall initiate or prosecute any court action in any way related to an Arbitrable Claim. All arbitration hearings under this Agreement shall be conducted in Las Vegas, Nevada. Unless otherwise required by law or as may be required to uphold the enforceability of this Mutual Arbitration Agreement, the fees and costs of the arbitrator and of the American Arbitration Association shall be divided equally between both Parties. Each Party will bear its own attorneys’ fees, and attorneys’ fees will not be awarded to a prevailing Party.
     10.3 Confidentiality. All proceedings and all documents prepared in connection with any Arbitrable Claim shall be confidential and, unless otherwise required by law, the subject matter and content thereof shall not be disclosed to any Person other than the parties to the proceedings, their counsel, witnesses and experts, the arbitrator and, if involved, the court and court staff.

     10.4 Applicability. This Section 10 shall apply to all disputes under this Agreement other than disputes relating to the enforcement of the Company’s rights under Sections 8 and 9 of this Agreement and the Company’s right to seek injunctive relief as provided in Section 13.
     10.5 Acknowledgment. The Executive acknowledges that he:
     (a) has carefully read this Section 10;
     (b) understands its terms and conditions; and
     (c) has entered into this Mutual Arbitration Agreement voluntarily and not in reliance on any promises or representations made by the Company other than those contained in this Mutual Arbitration Agreement.
     11. CONFIDENTIALITY OF PREVIOUS EMPLOYERS’ INFORMATION. Intentionally deleted.
     12. NOTICES. All notices, demands and requests required or permitted to be given to either Party under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the Party concerned at the address indicated below or to such changed address as such Party may subsequently give notice of:

If to the Company:	Ameristar Casinos, Inc. 3773 Howard Hughes Parkway Suite 490 South Las Vegas, Nevada 89169 Attention: General Counsel

If to the Executive:	Ray H. Neilsen at the current address on file with the Company from time to time
     13. RIGHT TO SEEK INJUNCTIVE RELIEF. The Executive acknowledges that a violation on his part of any of the covenants contained in Sections 8 and 9 would cause immeasurable and irreparable damage to the Company. The Executive accordingly agrees and hereby grants his consent that, without limiting the remedies available to the Company, any actual or threatened violation of such covenants may be enforced by injunctive relief or by other equitable remedies issued or ordered by any court of competent jurisdiction.
     14. BENEFICIARIES/REFERENCES. The Executive shall be entitled to select a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive’s death, and may change such election, by giving the Company written notice thereof. In the event of the Executive’s death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.
     15. SURVIVORSHIP. The respective rights and obligations of the Parties hereunder shall survive the expiration or any earlier termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations. The provisions of this Section 15 are in addition to the survivorship provisions of any other Section of this Agreement.
     16. REPRESENTATIONS AND WARRANTIES. Each Party represents and warrants that he or it is fully authorized and empowered to enter into this Agreement and that the performance of his or its obligations under this Agreement will not violate any agreement between that Party and any other Person.
     17. ENTIRE AGREEMENT. This Agreement and the Indemnification Agreement and any contemporaneous document expressly setting forth an agreement between the Parties and expressly identified in this Agreement contain the entire agreement between the Parties concerning the subject matter hereof and supersede all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, express or implied, between the Parties with respect hereto. No representations, inducements, promises or agreements not embodied herein shall be of any force or effect.
     18. ASSIGNABILITY; BINDING NATURE. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs and assigns; provided, however, that no rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive, other than rights to compensation and benefits hereunder, which may be transferred only by will or operation of law and subject to the limitations of this Agreement.
     19. AMENDMENT OR WAIVER. No provision in this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing and signed by both Parties. No waiver by one Party of any breach by the other Party of any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. No failure of either Party to exercise any power given to such Party hereunder or to insist upon strict compliance by the other Party with any obligation hereunder, and no custom or practice at variance with the terms hereof, shall constitute a waiver of the right of such Party to demand strict compliance with the terms hereof.
     20. SEVERABILITY. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law. Without limiting the foregoing, if any portion of Section 8 is held to be unenforceable, the maximum enforceable restriction of time, scope of activities and geographic area will be substituted for any such restrictions held unenforceable.

     21. GOVERNING LAW. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Nevada without reference to the principles of conflict of laws thereof. In the event of any dispute or controversy arising out of or relating to this Agreement that is brought to a court, the Parties mutually and irrevocably consent to, and waive any objection to, the exclusive jurisdiction of any federal or state court of competent jurisdiction sitting in Clark County, Nevada to resolve such dispute or controversy; provided, however, that nothing in this Section 21 shall affect the Parties’ agreement in Section 10 that arbitration under Section 10 shall apply to all disputes under this Agreement other than as provided in Section 10.4.
     22. INDEMNIFICATION. To the extent not otherwise required by law or the Indemnification Agreement, the Company will consider in good faith, and consistent with the Company’s past practices, requests by the Executive for indemnification against claims arising from the Executive’s conduct in the course and scope of the Executive’s employment under this Agreement and for advancement of expenses reasonably incurred in defending against such claims.
     23. SECTION 409A COMPLIANCE
     23.1 A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”) and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is specified as subject to this Section 23 or that is otherwise considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive or (ii) the date of Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 23.1 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum without interest, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
     23.2 With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, all such payments shall be made on or before the last day of calendar year following the calendar year in which the expense occurred.

     24. HEADINGS. The headings of the Sections and Subsections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.
     25. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement with the same effect as if all Parties had signed the same signature page. Any signature page of this Agreement may be detached from any counterpart of this Agreement and reattached to any other counterpart of this Agreement identical in form hereto but having attached to it one or more additional signature pages.
     26. ACKNOWLEDGMENT. The Executive represents and acknowledges the following:
     (a) he has carefully read this Agreement in its entirety;
     (b) he understands the terms and conditions contained herein;
     (c) he has had the opportunity to review this Agreement with legal counsel of his own choosing, and either has done so or has intentionally elected not to do so, and in any event he has not relied on any statements made by the Company or its legal counsel as to the meaning of any term or condition contained herein or in deciding whether to enter into this Agreement; and
     (d) he is entering into this Agreement knowingly and voluntarily.
[signature page follows]

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date.
     THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION THAT MAY BE ENFORCED BY THE PARTIES.

AMERISTAR CASINOS, INC.
By:	/s/ Peter C. Walsh
	Name:	Peter C. Walsh
	Title:	Senior Vice President and General Counsel

EXECUTIVE:
/s/ Ray H. Neilsen
Ray H. Neilsen

Exhibit A
SEPARATION AGREEMENT
AND
GENERAL AND SPECIAL RELEASE
     This Separation Agreement and General and Special Release (“Agreement”) is made by and between Ray H. Neilsen (the “Executive”) and Ameristar Casinos, Inc., a Nevada corporation (the “Company”), with respect to separation payments to be paid to the Executive conditioned in part on a complete release by the Executive of any and all claims against the Company and its affiliated entities, their respective directors, officers, employees, agents, accountants, attorneys, representatives, successors and assigns.
     In consideration of delivery to the Executive of the severance payments and benefits by the Company conditionally promised by the Company in that certain Executive Employment Agreement by and between the Executive and the Company dated as of May 31, 2008 (the “Employment Agreement”), and with the sole exception of those obligations expressly recited herein or to be performed hereunder and of the Executive’s claims to vested interests the Executive may have in employee benefit plans, stock options or other equity awards as defined exclusively in written documents, the Executive and the Executive’s heirs, successors and assigns do hereby and forever release and discharge the Company and its affiliated entities and their past and present directors, officers, employees, agents, accountants, attorneys, representatives, successors and assigns from any and all causes of action, actions, judgments, liens, indebtedness, damages, losses, claims, liabilities and demands of whatsoever kind and character in any manner whatsoever arising prior to the date of this Agreement, including but not limited to any claim for breach of contract, breach of implied covenant, breach of oral or written promise, allegedly unpaid compensation, wrongful termination, infliction of emotional distress, defamation, interference with contract relations or prospective economic advantage, negligence, misrepresentation or employment discrimination, and including without limitation, to the extent permitted by law, alleged violations of Title VII of the Civil Rights Act of 1964 prohibiting discrimination based on race, color, religion, sex or national origin, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967 (including the Older Workers Benefit Protection Act) prohibiting discrimination based on age over 40, the Americans With Disabilities Act prohibiting discrimination based on disability, the Fair Labor Standards Act, the Equal Pay Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, the Nevada Fair Employment Practices Act (NRS 613.010 et seq.), any state statutory wage claim under Chapter 608 of the Nevada Revised Statutes, and any other federal, state or local labor or fair employment law under which a claim might be brought were it not released here, all as amended from time to time.
     The Executive assumes the risk of any mistake of fact and of any facts which are unknown, and thereby waives any and all claims that this release does not extend to claims which the Executive does not know or suspect to exist in his favor at the time of executing this release, which if known by the Executive must or might have materially affected his settlement with the Company.

1

     The Executive and the Company represent, understand and expressly agree that this Agreement sets forth all of the agreements, covenants and understandings of the parties, superseding all other prior and contemporaneous oral and written agreements with respect to the termination or separation of the Executive’s employment excepting only those written agreements set forth or referred to in the Employment Agreement, including without limitation the Company’s Confidentiality and Non-Disclosure Policy and the Company’s Insider Trading Policy, which the Executive and the Company reaffirm and incorporate herein by this reference and which shall survive indefinitely. The Executive and the Company agree that no other agreements or covenants will be binding upon the parties unless set forth in a writing signed by the parties or their authorized representatives, and that each of the parties is authorized to make the representations and agreements herein set forth by or on behalf of each such party. The Executive and the Company each affirms that no promises have been made to or by either to the other except as set forth in the Employment Agreement or this Agreement.
     The Executive and the Company agree that any and all disputes, controversies or claims arising out of this Agreement or concerning the Executive’s employment or its termination shall be determined exclusively by final and binding arbitration pursuant to the terms of the Employment Agreement, except as otherwise provided by the Employment Agreement.

2

     The Executive acknowledges that he has had twenty-one (21) days within which to consider this Agreement if he has wished to do so, that he has seven (7) days from the date of his acceptance of this Agreement within which to revoke his acceptance, that he has been and hereby is advised by the Company to consult with counsel concerning this Agreement and has had an opportunity to do so, and that no payments will be made to the Executive by the Company hereunder until after such seven (7) days and until the Executive shall have provided thereafter reasonable assurances on request that he has not revoked his acceptance of this Agreement within such seven (7) days. The Executive affirms that he enters into this Agreement freely and voluntarily.

Dated	,	at	,

Executive

Dated	,	at	,

AMERISTAR CASINOS, INC.
By

Its

3